                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                        WALLACE COMPUTER SERVICES, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                 [WALLACE LOGO]

                                                                 October 8, 1999
                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 3, 1999

                         ------------------------------

Dear Fellow Stockholders:

     You are cordially invited to attend the Annual Meeting of stockholders of Wallace Computer Services, Inc. scheduled to be held on Wednesday, November 3, 1999. The meeting will be held at the Company's corporate headquarters, 2275 Cabot Drive, Lisle, Illinois 60532 at 10:00 a.m., local time. Your Board of Directors and management look forward to greeting those stockholders able to be present.

     Enclosed with this letter is Wallace's notice of meeting and proxy statement and a proxy card. You should read these materials for a more complete description of the matters to be considered at the Annual Meeting. Then, take a moment to sign, date and mail your proxy card in the postage prepaid envelope provided.

     At the Annual Meeting, stockholders will consider and vote upon (i) the election of three directors to hold office for a three year term, (ii) to approve an amendment to the 1997 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,000,000 shares,
(iii) the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 2000, and (iv) any other business that may properly come before the Annual Meeting. Your Board of Directors unanimously recommends a vote "FOR" each of these proposals.

     We remain committed to acting in the best interests of you, our stockholders, and your Company. Please feel free to call us or our proxy solicitor, Morrow & Co., Inc., if you have any questions. Our phone number is
(630) 588-5395, and the phone number of Morrow & Co., Inc. is (800) 662-5200.

Sincerely,

/s/ BOB CRONIN                                 /s/ MIKE DUFFIELD

BOB CRONIN                                     MIKE DUFFIELD
Chairman and CEO                               President and COO


                                   IMPORTANT

     Your vote is important. Please take a moment to sign, date and promptly mail your proxy card in the postage prepaid envelope provided. If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. If you have any questions or need further assistance in voting, please contact the firm assisting us in the solicitation of proxies:

                               Morrow & Co., Inc.
                        Call toll free at (800) 662-5200

                                 [WALLACE LOGO]

                         ------------------------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                         ------------------------------

TO THE STOCKHOLDERS OF
WALLACE COMPUTER SERVICES, INC.:

     Notice is hereby given that the 1999 Annual Meeting of Stockholders of Wallace Computer Services, Inc., a Delaware corporation, will be held at the Company's corporate headquarters, 2275 Cabot Drive, Lisle, Illinois 60532 on Wednesday, November 3, 1999, at 10:00 a.m., for the following purposes:

     1. To elect three directors to hold office for a three year term;

     2. To approve an amendment to the 1997 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,000,000 shares;

     3. To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 2000; and

     4. To transact such other business as may properly come before such Annual Meeting.

     The Board of Directors has fixed the close of business on September 20, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 1999 Annual Meeting and at any adjournment or postponement thereof.

     It is important that your shares be voted at the 1999 Annual Meeting. Whether or not you expect to attend, you are urged to sign and date the accompanying proxy card and promptly return it to the Company in the accompanying postage prepaid envelope.

                                          By Order of the Board of Directors

                                          /s/ Steve Carson
                                          STEVE CARSON
                                          Secretary

Lisle, Illinois
October 8, 1999

                        WALLACE COMPUTER SERVICES, INC.
                                2275 CABOT DRIVE
                             LISLE, ILLINOIS 60532
                         ------------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 3, 1999

                         ------------------------------

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Wallace Computer Services, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on November 3, 1999, and at any and all adjournments or postponements thereof (the "Annual Meeting"). The Board of Directors has fixed the close of business on September 20, 1999 as the record date (the "Record Date") for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about October 8, 1999.

     At the Annual Meeting, stockholders will consider and vote upon (i) the election of three directors to hold office for a three year term, (ii) to approve an amendment to the 1997 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,000,000 shares,
(iii) the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 2000, and (iv) any other business that may properly come before the Annual Meeting.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS.

     Your vote is important, regardless of how many shares you own. Please sign and date the accompanying proxy card and mail it in the enclosed postage prepaid envelope as promptly as possible, whether or not you expect to attend the meeting.

                       VOTING PROCEDURES AND SOLICITATION

     On the Record Date, there were 42,423,421 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum at the Annual Meeting for the transaction of business.

     Whether or not you plan to attend the meeting, you are urged to vote by proxy. Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the stockholder's specifications marked thereon. If no specifications are marked thereon, the proxies distributed by your Board will be voted "FOR" each of the proposals. Any stockholder giving a proxy may revoke it at any time prior to voting at the Annual Meeting by filing with the Secretary of the Company a duly executed revocation, by submitting a later dated proxy with respect to the same shares or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

     With respect to the election of directors, a stockholder may vote for one or all of the nominees or withhold authority with respect to any or all of the nominees. The Company's By-laws provide that directors shall be elected by a plurality of the votes cast by stockholders holding shares of stock of the Company entitled to vote for the election of directors. Consequently, votes that are withheld in the election of directors and broker non-votes will have no effect on the election.

     With respect to the proposals to amend the 1997 Stock Incentive Plan and to ratify the appointment of Arthur Andersen LLP, a stockholder may vote for or against the proposal or abstain from voting. Pursuant to the Company's By-laws and Delaware law, approval of this proposal requires the affirmative vote of stockholders holding a majority of the shares of Common Stock that are present in person or represented by proxy and entitled to vote on the subject matter. Consequently, an abstention or a broker non-vote on the proposal will have the effect of a negative vote.

     Proxies may be solicited by mail, advertisement, telephone or other methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. The Company will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers. The Company has retained Morrow & Co., Inc. for solicitation and advisory services in connection with the solicitation, for which Morrow is to receive a fee estimated at $7,500, together with reimbursement for its reasonable out-of-pocket expenses. The Company has also agreed to indemnify Morrow against certain liabilities and expenses. The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting is being borne by the Company.

     The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those listed in the notice of the meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the holders of proxies solicited by the Board of Directors will vote on such other matters in their discretion in accordance with their best judgment.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes and effective November 3, 1999 will consist of seven directors, six of whom are not, and have not been, officers or employees of the Company. The terms of three directors currently expire at this year's Annual Meeting, the terms of two directors currently expire at the 2000 Annual Meeting and the terms of two directors currently expire at the 2001 Annual Meeting. At this year's Annual Meeting, three directors will be elected for a term expiring at the 2002 Annual Meeting.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the election of your Board's three nominees named below. If, for any reason, any of the Board's nominees listed below should cease to be a candidate for election, it is intended that all properly signed proxies in the form enclosed will be voted for a substitute nominee designated by the Board of Directors. Each of your Board's nominees below has consented to serve as a director, and the Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE "FOR" THE BOARD'S NOMINEES AS DIRECTORS OF THE COMPANY

     The Board has unanimously nominated Robert J. Cronin, Neele E. Stearns, Jr., and Michael T. Riordan for election as directors at the Annual Meeting to serve as directors until the 2002 Annual Meeting. Each of the Board's nominees for director has substantial experience serving as directors and executive officers. Each of the Board's nominees has demonstrated leadership abilities and outstanding achievements in the companies in which they have served as executives and directors. The Board's nominees have experience in a broad range of industries and bring to the Wallace Board substantial business experience and knowledge. Additionally, the Board has voted to increase the size of the Board to eight members with the additional vacancy being in the class expiring at the 2001 Annual Meeting. No candidate is being nominated at this time to fill this newly created vacancy.

     Pursuant to the Company's director age policy, Mr. Doyle, who will reach age 72 on February 4, 2000, will serve as a director only until the 1999 Annual Meeting.

THE BOARD'S NOMINEES

     The following sets forth information on your Board's nominees for election as directors at the Annual Meeting:

                                                                                                   COMMITTEE
      NAME AND AGE          PRINCIPAL OCCUPATION FOR PAST FIVE YEARS     DIRECTOR SINCE           MEMBERSHIP
------------------------    ----------------------------------------    -----------------    ---------------------
DIRECTOR NOMINEES AT THIS YEAR'S ANNUAL MEETING
Robert J. Cronin (54)       Chairman and CEO of the Company since       November 11, 1992    Executive (Chairman)
                            August 1, 1998. President and Chief
                            Executive Officer of the Company from
                            November 11, 1992 until August 1, 1998.
                            Previously held various sales management
                            positions within the Company. (1)
Neele E. Stearns, Jr.       Former President and Chief Executive        November 6, 1996     Audit, Executive and
  (63)                      Officer of CC Industries, Inc., a                                Governance &
                            holding company with operations in                               Nominating (Chairman)
                            envelope manufacturing, home furnishings
                            and casual furniture, and real estate
                            development and management. Director of
                            Wallace from 1990 to 1995.(2)
Michael T. Riordan (49)     Former President and COO of Fort James
                            Corporation, a manufacturer of paper and
                            paper products, from August 1997 to
                            August 1998. Previously held various
                            management positions, including
                            Chairman, President and CEO, with Fort
                            Howard Corporation.(3)
DIRECTORS WITH TERMS EXPIRING AT THE 2000 ANNUAL MEETING
William N. Lane III (56)    Chairman, President and Chief Executive     January 17, 1990     Compensation
                            Officer of Lane Industries, Inc., a                              (Chairman) and
                            holding company with operations in                               Executive
                            office machines, hotels, ranching and
                            radio broadcasting. (4)
John C. Pope (50)           Chairman of MotivePower Industries,         July 8, 1996         Compensation and
                            Inc., a manufacturer of locomotives and                          Governance &
                            locomotive components, since 1995.(5)                            Nominating
DIRECTORS WITH TERMS EXPIRING AT THE 2001 ANNUAL MEETING
Bettye Martin Musham        President and Chief Executive Officer of    November 4, 1998     Audit and Governance
  (66)                      Gear Holdings, Inc., a designer and                              & Nominating
                            distributor of apparel and related
                            products, since 1977.(6)
Andrew J. McKenna, Jr.      President and Chief Operating Officer of    November 4, 1998     Compensation
  (42)                      Schwarz Paper Company, Inc., a provider
                            of packaging products and distribution
                            services, since May 1996. Vice President
                            of Marketing with Schwarz from 1988 to
                            1996.

------------------------------
(1) Mr. Cronin is also a director of Landauer Corporation.

(2) Mr. Stearns is also a director of Maytag Corporation.

(3) Mr. Riordan is also a director of The Dial Corporation and American Medical Security Group, Inc.

(4) Mr. Lane is also a director of General Binding Corporation.

(5) Mr. Pope is also a director of Air Canada, Dollar Thrifty Automotive Group, Inc., Federal-Mogul Corp. Per Se Technologies, Inc., MotivePower Industries, Inc., and Waste Management, Inc.

(6) Ms. Martin Musham is also a director of Brunswick Corporation and Footstar, Inc.

     It is the policy of the Company that no person may serve as a director past the month in which he or she reaches age 70, except that any person who was a director on November 7, 1984 (which includes Mr. Doyle), may serve as a director through the month in which he reaches age 72. The Board of Directors may, in its discretion, allow a director to continue to serve after the month in which he or she reaches age 70 or 72, as the case may be, until the next Annual Meeting.

     The Company's By-laws permit nominations for election of directors to be made by the Board of Directors, by a nominating committee of the Board of Directors or by any stockholder having the right to vote generally in the election of directors. However, the Company's By-laws provide that, in the case of any nomination by a stockholder at an annual meeting, written notice (satisfying certain requirements specified in the Company's By-laws) of the stockholder's intention to make the nomination must be given to the Secretary of the Company not later than 90 days prior to the annual meeting. The chairman of an annual meeting may refuse to acknowledge the nomination of any person that is not made in compliance with the procedures set forth in the Company's By-laws.

MEETINGS OF THE BOARD AND ITS COMMITTEES

     During fiscal year 1999, the Board of Directors met thirteen times, the Audit Committee met two times, the Compensation Committee met two times and the Governance and Nominating Committee met three times. The Executive Committee did not meet during fiscal year 1999. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and its Committees on which such director served during fiscal year 1999.

     The Audit Committee, consisting of three non-employee directors, is responsible for recommending to the Board of Directors the appointment of independent public accountants (subject to ratification by the stockholders); reviewing the fees charged by the Company's independent public accountants; reviewing the Company's annual financial statements prior to submission to the Board of Directors; reviewing the scope and results of the Company's annual audits; and certain other matters concerning the Company's accounting and financial affairs as specified in the Company's By-laws.

     The Compensation Committee, consisting of three non-employee directors, is responsible for reviewing and recommending to the Board of Directors the salaries of officers and key managers of the Company; reviewing and recommending incentive bonus, stock option, stock incentive, retirement, and welfare plans and programs for officers and key managers of the Company; and certain other matters concerning the performance and compensation of the Company's management employees as specified in the Company's By-laws. Members of the Compensation Committee also serve as the Salary, Bonus and Option Committee under the Company's executive incentive plans and as the committee of the Company's Board of Directors that administers the Company's 1997 Stock Incentive Plan.

     The Governance and Nominating Committee, consisting of three non-employee directors, is responsible for recommending to the Board of Directors nominees for election at the annual meetings or to fill vacancies on the Board; succession planning with respect to executive management; and certain other matters concerning the governance of the Company.

     The Executive Committee is authorized, subject to certain limitations imposed by law and in the Company's By-laws, to exercise the powers and authority of, and act in lieu of, the Board of Directors in the management and direction of the Company's business affairs.

COMPENSATION OF DIRECTORS

     Each director receives an annual director's fee of $25,000, 40% of which is payable in Company Common Stock. Each director also receives a fee of $1,000 plus expenses for each meeting of the Board of Directors and its Committees that the director attends. The chairperson of a Board Committee will receive an additional $2,000 per year.

     The Company established the Directors Retainer Fee Plan whereby the Company's directors are eligible to receive their annual director's fee, chairperson fees, and meeting fees in Company Common Stock in lieu of cash. The Company will use the fees otherwise payable to the director to purchase treasury shares. Treasury shares will be purchased from the Company at the closing market price of the stock, on the date that annual fees or quarterly retainer installments would otherwise be payable. At the election of the director, the purchased shares will either be distributed annually or deferred until after retirement.

     The Company established a Deferred Compensation/Capital Accumulation Plan for Directors for each of calendar years 1993 through 1999 in which all incumbent directors were eligible to participate. Each participating director was allowed to elect to defer up to 100% of his or her annual director's fee, chairperson fee and meeting fees not otherwise deferred. Subject to certain conditions, the amount of fees deferred bears interest, compounded annually, at 12% per annum. A participating director is entitled to receive payment of the undistributed amount of such director's deferral account in either fifteen annual installments beginning at age 65 or, if a participating director so elects, in ten annual installments beginning at age 70 or age 72. If a participating director has not previously begun to receive installment payments from the director's deferral account, the director will receive an interim distribution from the deferral account in both the seventh and the eighth years following the deferral year in an amount equal to the amount of fees that the director deferred.

     The Company maintains the Wallace Computer Services, Inc. Retirement Plan for Outside Directors (the "Retirement Plan") pursuant to which outside directors (which include all directors other than Mr. Cronin) will be eligible to receive benefits when they complete five years of service as outside directors. The annual retirement benefit payable to each participating director is equal to the annual director's fee in effect on his or her retirement date. Retirement benefits commence upon the retirement of a participating director, continue for the lesser of ten years or the number of years of service as an outside director, and cease upon the death of the participating director. Because the actual retirement benefits to be received by each participating director will be based upon the annual director's fee in effect on his or her retirement date and the period of time during which the director serves as an outside director, the amount of the retirement benefits to be paid to participating outside directors cannot be calculated prior to retirement. As of the end of fiscal year 1999, the Company has accrued the estimated amount of retirement benefits under the Retirement Plan.

     Pursuant to the 1997 Stock Incentive Plan (the "1997 Plan"), at the Annual Meeting or, if later, on the date on which a person is first elected or begins to serve as a non-employee Director, and on the date of each annual meeting of stockholders thereafter, each non-employee Director will be granted an option to purchase 2,000 shares of Common Stock (which number will be prorated if such non-employee Director is first elected or begins to serve as a non-employee Director on a date other than the date of an annual meeting of stockholders) at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant of such option. Each option granted to a non-employee Director will become exercisable for one-fourth of the shares of Common Stock subject to such option on the first day of February, and an additional one-fourth thereof will become exercisable on the first day of May, August and November, next following its date of grant, provided that such option shall become fully exercisable in the event of a Material Change (as such term is defined in the 1997 Plan).

                                     ITEM 2

           APPROVAL OF AN AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN

     On September 8, 1999, the Board of Directors of the Company adopted an amendment to the 1997 Stock Incentive Plan (the "Amendment") to increase the number of shares of Common Stock reserved for issuance under the 1997 Plan by 2,000,000 shares. As of September 20, 1999, without giving effect to this proposed increase in shares, 2,000,000 shares had been reserved for issuance under the 1997 Plan, of which, a total of approximately 133,000 shares remained available for future grants.

     At the Annual Meeting, the stockholders are being asked to approve the Amendment, thereby increasing the number of shares of Common Stock reserved under the 1997 Plan by 2,000,000 shares.

DESCRIPTION OF THE 1997 PLAN

     Administration. The 1997 Plan is administered by a committee of the Board of Directors (the "Committee") consisting of not fewer than two directors, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of section 162(m) of the Code. Subject to the express provisions of the 1997 Plan, and except for options granted to non-employee directors, the Committee has the authority to (i) select eligible officers and other key employees to receive grants of options and (ii) determine all of the terms and conditions of each grant. Each option will be evidenced by a written agreement containing such provisions not inconsistent with the 1997 Plan as the Committee shall approve. The Committee also has authority to prescribe rules and regulations for administering the 1997 Plan and to decide questions of interpretation or application of any provision of the 1997 Plan.

     Available Shares. Under the 1997 Plan, 4,000,000 shares of Common Stock are available for grants of options (which is an increase of 2,000,000 shares from that previously authorized by stockholders), subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distributions to holders of Common Stock other than a regular cash dividend. In general, shares subject to an option that expires or terminates unexercised or is cancelled or forfeited would again be available for awards under the 1997 Plan. The maximum number of shares of Common Stock with respect to which options may be granted during any calendar year to any participant in the 1997 Plan is 200,000, subject to adjustment as described above.

     Effective Date, Termination and Amendment. The 1997 Plan was effective as of September 4, 1996, the date of its approval by the Board of Directors, and will terminate 10 years thereafter, unless terminated earlier by the Board of Directors. The Board of Directors may amend the 1997 Plan at any time except that, without the approval of the stockholders of the Company, no amendment may, among other things (i) increase the number of shares of Common Stock available under the 1997 Plan, (ii) reduce the minimum purchase price of a share of Common Stock subject to an option or (iii) extend the term of the 1997 Plan.

     Non-Qualified Stock Options. The period for the exercise of a non-qualified stock option and the option exercise price will be determined by the Committee, provided that the option exercise price per share may not be less than the fair market value of a share of Common Stock on the date of grant of such option. In the event of termination of employment of a holder of a non-qualified stock option for any reason other than disability, retirement on or after age 65 (or, with approval of the Company, early retirement under a retirement plan of the Company) or death, unless otherwise specified in the agreement relating to such option, such non-qualified stock option will be exercisable only to the extent that such option is exercisable on the effective date of such termination and may thereafter be exercised after the date of such termination until the earlier of (i) the date which is three months after the date of such termination (or such other period as set forth in the agreement relating to such option) and
(ii) the expiration of such option. In the event of termination of employment by reason of disability, retirement on or after age 65 (or, with the approval of the Company, early retirement under a retirement plan of the Company) or death, unless otherwise specified in the agreement relating to such option, each non-qualified stock option held by such holder will be exercisable only to the extent that such option is exercisable on the effective date of such termination and may thereafter be exercised by such holder or such holder's executor, administrator or similar person until the earlier of (i) the date which is one year in the case of disability or death, or five years in the case of retirement, after the date of such termination (or such other period as set forth in the agreement relating to such option) and (ii) the expiration of such option. If the holder of a non-qualified stock option dies during the period of exercisability of such option following termination of employment, unless otherwise specified in the agreement relating to such option, such non-qualified stock option will be exercisable only to the extent that such option is exercisable on the date of such holder's death and may thereafter be exercised until the earlier of (i) the date which is one year after the date of such death (or such other period as set forth in the agreement relating to such option) and
(ii) the expiration of such option.

     Incentive Stock Options. No incentive stock option will be exercisable more than 10 years after its date of grant, and in the case of a recipient of an incentive stock option who owns more than 10 percent of the voting power of all shares of capital stock of the Company (a "ten percent holder"), the option must be exercised within five years of its date of grant. The option exercise price of an incentive stock option will not be less than the fair market value of the Common Stock on the date of grant of such option and, in the case of a recipient of an incentive stock option who is a ten percent holder, the option exercise price will be the price required by the Code, currently 110% of fair market value. To the extent that the aggregate fair market value of Common Stock with respect to which an incentive stock option is exercisable for the first time by an individual during a calendar year exceeds $100,000, such option is treated as a non-qualified stock option. In the event of termination of employment of a holder of an incentive stock option by reason of permanent and total disability (as defined in section 22(e)(3) of the Code), unless otherwise specified in the agreement relating to such option, such option will be exercisable only to the extent exercisable on the date of such termination of employment and may thereafter be exercised until the earlier of (i) the date which is one year (or such shorter period as set forth in the agreement relating to such option) after such termination and (ii) the expiration of such incentive stock option. In the event of termination of employment by reason of death, unless otherwise specified in the agreement relating to such option, each incentive stock option held by such holder will be exercisable only to the extent that such option is exercisable on the date of such death and may thereafter be exercised by such holder's executor, administrator or similar person until the earlier of (i) the date which is one year after the date of such death (or such other period as set forth in the agreement relating to such option) and (ii) the expiration of such option. In the event of termination of employment for any reason other than permanent and total disability or death, unless otherwise specified in the agreement relating to such option, each incentive stock option held by such holder will be exercisable only to the extent such option is exercisable on the effective date of such termination and may thereafter be exercised until the earlier of (i) the date which is three months after such termination and (ii) the expiration of such option. If the holder of an incentive stock option dies during the period of exercisability of such option following termination of employment, unless otherwise specified in the agreement relating to such option, each incentive stock option will be exercisable only to the extent such option is exercisable on the date of such holder's death and may thereafter be exercised until the earlier of (i) the date which is one year after the date of such death (or such shorter period as set forth in the agreement relating to such option) and (ii) the expiration of such option.

     Performance Measures. Under the 1997 Plan, the exercisability of options may be subject to the satisfaction of certain performance measures. The performance measures applicable to a particular option will be determined by the Committee. Under the 1997 Plan, such performance measures may be one or more of the following: Common Stock value, earnings per share, return to shareholders (including dividends), return on assets, return on equity, earnings of the Company, revenues, market share, cash flow, cost reduction goals, or any combination of the foregoing.

     Non-Employee Director Options. Pursuant to the 1997 Plan, on the date of each annual meeting of stockholders (or on the date on which a person is first elected or begins to serve as a non-employee director (other than by reason of termination of employment) if such date is other than the date of an annual meeting of stockholders), each non-employee director will be granted an option to purchase 2,000 shares of Common Stock (which number will be prorated if such non-employee director is first elected or begins to serve as a non-employee director on a date other than the date of an annual meeting of stockholders) at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant of such option. Each option granted to a non-employee director will become exercisable for one-fourth of the shares of Common Stock subject to such option on the first day of February, and an additional one-fourth thereof will become exercisable on the first day of May, August and November, next following its date of grant. Each non-employee director option will expire 10 years after its date of grant. If the holder of a non-employee director option ceases to be a director of the Company for any reason other than disability, retirement on or after age 65 or death, each non-employee director option held by such holder will be exercisable only to the extent that such option is exercisable on the effective date of such holder ceasing to be a director of the Company and may thereafter be exercised until the earlier of (i) the date which is three months after the date of such holder ceasing to be a director of the Company and (ii) the expiration of such option. If the holder of a non-employee director option ceases to be a director of the Company by reason of disability, retirement on or after age 65 or death, each non-employee director option held by such holder will be exercisable only to the extent that such option is exercisable on the effective date of such holder ceasing to be a director of the Company and may thereafter be exercised by such holder or such holder's executor, administrator or similar person until the earlier of (i) the date which is one year in the case of disability or death, or five years in the case of retirement, after the date of such holder ceasing to be a director of the Company and (ii) the expiration of such option. If the holder of a non-employee director option dies during the period of exercisability of such option following such holder's ceasing to be a director of the Company, each non-employee director option will be exercisable only to the extent that such option is exercisable on the date of such holder's death and may thereafter be exercised until the earlier of (i) the date which is one year after the date of such death and (ii) the expiration of such option.

     Material Change. In the event of a Material Change (as such term is defined in the 1997 Plan), all options will be cashed-out by the Company except, in the case of a merger or similar transaction in which the stockholders receive publicly traded common stock, all outstanding options will become exercisable in full and each option will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction. A "Material Change," as defined in the 1997 Plan, includes the acquisition of beneficial ownership of 35% or more of the outstanding shares of the Company's Common Stock, the election of directors representing 30% or more of the Company's Board of Directors of persons who were not nominated or recommended by the incumbent Board of Directors, or the occurrence of any other event or state of facts that the Board of Directors determines to constitute a "Material Change" for purposes of the 1997 Plan.

     Transferability of Options. Pursuant to the 1997 Plan, no option will be transferable other than (i) by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) as set forth in the agreement relating to such option.

     Exercise of Options. Payment for shares of Common Stock purchased upon the exercise of an option granted pursuant to the 1997 Plan shall be made as set forth in the agreement relating to such option. Such agreement may provide for payment in cash, by delivery of shares of Common Stock or by a broker-dealer acceptable to the Company.

     Tax Withholding. The Company may require the holder of any option granted pursuant to the 1997 Plan to pay any federal, state, local or other taxes which may be required to be withheld by the Company in connection with such option. The agreement relating to such option may provide that (i) the Company may withhold shares of Common Stock to pay such taxes or (ii) such holder may satisfy such obligation by a cash payment, by the delivery of shares of Common Stock, by authorizing the Company to withhold shares of Common Stock or by payment by a broker-dealer acceptable to the Company.

     Federal Income Tax Consequences. The following is a brief summary of the U.S. federal income tax consequences of awards made under the 1997 Plan.

     A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and, except in the case of a non-employee director option, subject to income tax withholding) upon exercise of a non-qualified stock option, including a non-employee director option, equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction.

     Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and its four most highly compensated officers. However, certain types of compensation paid to such executives are not subject to the $1 million deduction limit. Based on regulations published by the Internal Revenue Service, compensation under the 1997 Plan attributable to options granted thereunder is not expected to be subject to the $1 million deduction limit under section 162(m) of the Code.

PARTICIPATION IN THE 1997 PLAN

     Option grants for fiscal year 1999 to the named executive officers of the Company are set forth in the table to this Proxy Statement entitled "Option Grants For Last Fiscal Year". In addition, on the date of each annual meeting of stockholders, each non-employee director is automatically granted an option to purchase 2,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant of such option. Grants to employees under the 1997 Plan are made at the discretion of the Compensation Committee and future Grants under the 1997 Plan have not yet been determined.

                                     ITEM 3

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee and subject to ratification by the stockholders, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for fiscal year 2000.

     Arthur Andersen LLP has served as the Company's independent public accountants since fiscal year 1960. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and such representatives will be available to respond to appropriate questions from the stockholders.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash compensation and certain other components of compensation for fiscal years 1999, 1998 and 1997 for the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the fiscal year ended July 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                            ANNUAL COMPENSATION        COMPENSATION AWARDS
                                            --------------------   ----------------------------
                                                                     AWARDS         PAYOUTS
                                                                   ----------   ---------------
                                                                   SECURITIES                       ALL OTHER
                                   FISCAL                          UNDERLYING                     COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR    SALARY(1)   BONUS(1)   OPTIONS(2)   LTIP PAYOUTS(3)      (4)(5)
---------------------------------  ------   ---------   --------   ----------   ---------------   -------------
Robert J. Cronin                    1999    $566,667    $258,750     45,000        $222,000         $115,638
  Chairman and Chief                1998     513,942           0     56,250         234,000          104,359
  Executive Officer                 1997     440,040     121,500    110,000         309,000          105,334
Michael O. Duffield                 1999     342,500     155,250     75,000         167,000           60,621
  President and Chief               1998     276,441           0     25,000         176,000           62,422
  Operating Officer                 1997     249,960      72,421     55,000         232,000           36,344
Michael T. Leatherman               1999     310,000     117,000     60,000         167,000           62,281
  Executive Vice President and      1998     245,655           0     25,000         176,000           58,240
  Chief Financial Officer           1997     215,524      61,488     55,000         193,000           34,711

                                                                            LONG-TERM
                                            ANNUAL COMPENSATION        COMPENSATION AWARDS
                                            --------------------   ----------------------------
                                                                     AWARDS         PAYOUTS
                                                                   ----------   ---------------
                                                                   SECURITIES                       ALL OTHER
                                   FISCAL                          UNDERLYING                     COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR    SALARY(1)   BONUS(1)   OPTIONS(2)   LTIP PAYOUTS(3)      (4)(5)
---------------------------------  ------   ---------   --------   ----------   ---------------   -------------
Wayne E. Richter                    1999     182,500     130,625     25,000               0           24,627
  Senior Vice President-            1998     168,391      61,500     10,000               0           25,840
  Forms & Labels Segment            1997     150,270      34,133     22,000          19,000           19,428
Thomas G. Brooker                   1999     234,705      75,375     10,000         185,000           32,713
  Vice President-Sales              1998     188,178      42,407     10,000         110,000           35,279
                                    1997     169,101      47,383     22,000          79,000           22,996

-------------------------
(1) Compensation deferred at the election of the executive officer pursuant to Deferred Compensation/ Capital Accumulation Plans established by the Company for the calendar years 1999, 1998 and 1997 is included in the relevant salary and bonus columns.

(2) Represents the number of shares of the Company's Common Stock for which options were granted to each executive officer for fiscal years 1999, 1998 and 1997 under the 1997 Stock Incentive Plan. Regular Stock options granted to each executive officer for fiscal year 1999 were approved and granted by the Committee on September 22, 1999. A special option grant was made to Mssrs. Duffield and Leatherman on May 7, 1999.

(3) Indicates LTIP compensation paid on September 16, 1999 for awards made during fiscal year 1997, September 16, 1998 for awards made during fiscal year 1996 and September 16, 1997 for awards made during fiscal year 1995 pursuant to the Company's Long-Term Performance Plan. The Company's Long-Term Performance Plan was discontinued in fiscal year 1997. At the time that the Long-Term Performance Plan was discontinued, the awards for 1996 and 1997 were fixed at the then current level.

(4) All Other Compensation includes (a) Company contributions under the Company's Profit Sharing and Retirement Plan, (b) Company contributions under the Company's Supplemental Profit Sharing Plan and (c) above-market accrued interest on compensation deferred under the Company's Deferred Compensation/Capital Accumulation Plans to the extent that such accrued interest exceeds interest that would have accrued on such deferred compensation at market interest rates. The amounts of All Other Compensation for each of the three components above were as follows:

                  PROFIT SHARING AND   SUPPLEMENTAL PROFIT     ABOVE-MARKET
FISCAL YEAR 1999   RETIREMENT PLAN        SHARING PLAN       ACCRUED INTEREST
----------------  ------------------   -------------------   ----------------
Mr. Cronin             $ 9,727               $28,185             $39,142
Mr. Duffield            15,164                22,748              22,709
Mr. Leatherman          15,164                21,120              25,997
Mr. Richter             13,353                 3,176               8,098
Mr. Brooker             13,353                11,481               7,879

                  PROFIT SHARING AND   SUPPLEMENTAL PROFIT     ABOVE-MARKET
FISCAL YEAR 1998   RETIREMENT PLAN        SHARING PLAN       ACCRUED INTEREST
----------------  ------------------   -------------------   ----------------
Mr. Cronin             $19,631               $29,337             $25,391
Mr. Duffield            19,631                29,326              13,465
Mr. Leatherman          17,176                24,055              17,009
Mr. Richter             17,176                 3,188               5,476
Mr. Brooker             17,176                12,991               5,112

                  PROFIT SHARING AND   SUPPLEMENTAL PROFIT     ABOVE-MARKET
FISCAL YEAR 1997   RETIREMENT PLAN        SHARING PLAN       ACCRUED INTEREST
----------------  ------------------   -------------------   ----------------
Mr. Cronin             $18,909               $30,445             $17,980
Mr. Duffield            16,536                12,874               6,934
Mr. Leatherman          16,536                 7,543              10,632
Mr. Richter             15,752                   296               3,380
Mr. Brooker             15,892                 4,975               2,129

(5) Director and meeting fees earned by Mr. Cronin as a director of the Company were $38,584, $30,000, and $38,000, for fiscal years 1999, 1998 and 1997, respectively, and are included in All Other Compensation.

OPTION GRANTS FOR FISCAL YEAR 1999

     The following table sets forth information with respect to options granted for fiscal year 1999 to purchase shares of Common Stock under the Company's 1997 Stock Incentive Plan to the five executive officers listed in the Summary Compensation Table.

                       OPTION GRANTS FOR LAST FISCAL YEAR

                                                PERCENT OF
                                 NUMBER OF     TOTAL OPTIONS
                                 SECURITIES     GRANTED TO
                                 UNDERLYING      EMPLOYEES      EXERCISE OR
                                  OPTIONS        IN FISCAL      BASE PRICE                              GRANT DATE
            NAME                 GRANTED(1)       YEAR(2)         ($/SH.)      EXPIRATION DATE(1)    PRESENT VALUE(5)
-----------------------------    ----------    -------------    -----------    ------------------    ----------------
Robert J. Cronin                  45,000(3)        7.28%          $21.56            9/22/09              $312,660
Michael O. Duffield               30,000(4)        4.85%           22.75            5/07/09               220,302
Michael O. Duffield               45,000(3)        7.28%           21.56            9/22/09               312,660
Michael T. Leatherman             30,000(4)        4.85%           22.75            5/07/09               220,302
Michael T. Leatherman             30,000(3)        4.85%           21.56            9/22/09               208,440
Wayne E. Richter                  25,000(3)        4.04%           21.56            9/22/09               173,700
Thomas G. Brooker                 10,000(3)        1.62%           21.56            9/22/09                69,480

------------------------------
(1) Options generally become exercisable as to 40% of the shares one year after the grant date and as to the remaining 60% of the shares two years after the grant date; however, the Committee has the authority to accelerate the exercisability of an option. Under the terms of the Company's 1997 Stock Incentive Plan, options can be either tax-favored incentive stock options or non-qualified stock options. Tax-favored incentive stock options must have an option price not less than 100% of the market value on the date of grant. Non-qualified stock options may have an option price not less than 85% of market value on the date of grant; however, no options have been granted to date at an option price less than 100% of market value on the grant date.

(2) Based on options to purchase an aggregate of 618,500 shares granted to 113 employees for fiscal year 1999.

(3) Indicates annual options granted to the executive officers on September 22, 1999.

(4) Indicates options granted on May 7, 1999.

(5) The Black-Scholes option pricing model has been used to calculate the present value of options as of the date of grant. The model assumptions include: (a) an option term of 5.28 years, which represents the weighted average (by number of option shares) over the past ten years of the length of time between the grant date of options and the exercise date of such options for the listed executive officers; (b) an interest rate equal to the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option term; (c) a volatility factor calculated using monthly stock prices for Common Stock for the 3 years (36 months) prior to the grant date; and (d) a dividend rate of $.64 per share, which was the total amount of dividends paid with respect to a share of Common Stock during the relevant period.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information with respect to the exercise in fiscal year 1999 of options to purchase shares of Common Stock granted under the Company's Stock Option Plans by the five executive officers named in the Summary Compensation Table. In addition, this table includes the fiscal year-end number and value of unexercised options held by each named executive officer.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                               NUMBER OF                        OPTIONS AT 7/31/99               AT 7/31/99(2)
                            SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
           NAME               ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  ---------------   -----------   -----------   -------------   -----------   -------------
Robert J. Cronin                12,000         $131,610       160,874        154,249       $774,744       $421,875
Michael O. Duffield                  0                0        85,617        103,999        423,432        213,900
Michael T. Leatherman                0                0        36,901        103,999              0        213,900
Wayne E. Richter                     0                0        20,001         29,199              0         75,000
Thomas G. Brooker                    0                0        18,801         29,199              0         75,000

------------------------------
(1) Value realized equals the aggregate amount of the excess of the fair market value on the date of exercise over the relevant exercise price(s).

(2) Value of unexercised in-the-money options is calculated as the aggregate difference between the fair market value of $23.625 per share (which was the closing price of the Company's Common Stock as reported in the New York Stock Exchange Composite Transactions for July 30, 1999) over the relevant exercise price(s).

LONG-TERM INCENTIVE PLANS -- AWARDS IN FISCAL YEAR 1999

     The following table sets forth information with respect to awards made for fiscal year 1999 under the Company's Performance Share Plan to the five executive officers named in the Summary Compensation Table.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                             NUMBER OF
                                           SHARES, UNITS     PERFORMANCE OR        ESTIMATED FUTURE PAYOUTS
                                             OR OTHER         OTHER PERIOD      ------------------------------
                 NAME                         RIGHTS        UNTIL MATURATION    THRESHOLD    TARGET    MAXIMUM
---------------------------------------    -------------    ----------------    ---------    ------    -------
Robert J. Cronin                              12,795            10/01/01            0        12,795    25,590
Michael O. Duffield                            7,677            10/01/01            0         7,677    15,354
Michael T. Leatherman                          6,248            10/01/01            0         6,248    12,496
Wayne E. Richter                               3,293            10/01/01            0         3,293     6,586
Thomas G. Brooker                              3,071            10/01/01            0         3,071     6,142

     At the 1997 Annual Meeting, the stockholders approved the Performance Share Plan, the purpose of which was to provide incentive compensation to certain key employees in a form which aligns the interest of those key employees with the stockholders. The 1999 Awards under the Performance Share Plan will be distributed no later than October 1, 2001, unless a Participant makes an election to defer payment in accordance with the terms of the Performance Share Plan. Depending on actual results for the three fiscal years 1999, 2000 and 2001, participants could earn awards ranging from zero percent to 200% of the targeted number of shares. Since awards are payable in shares of Common Stock, appreciation or depreciation of the market value of the Common Stock during a three-year performance period would affect the final award value. The Performance Share Plan is more fully described under COMPENSATION OF EXECUTIVE OFFICERS- Incentive Bonuses.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
ARRANGEMENTS

     The Company and Mr. Cronin executed an employment agreement on September 3, 1997, effective as of July 1, 1997, (the "Agreement") which provides that Mr. Cronin will serve as the Company's Chief Executive Officer through June 30, 2000, with automatic annual extensions, which will then provide for a continuous three-year term after that date (subject to earlier termination in certain circumstances as described below).

     The Agreement provides for an annual base salary of at least $458,646, plus annual bonuses that may be awarded to Mr. Cronin under the Company's Annual Bonus Plan or otherwise. The Agreement calls for a target bonus of 60% of Mr. Cronin's annual base salary. In addition, Mr. Cronin is eligible to receive additional benefits under plans that are then in effect for the Company's senior executives.

     At the election of Mr. Cronin, his annual bonus for any fiscal year may be deferred and paid, with interest (based on the rate paid on 90-day bank certificates of deposit), in 120 equal monthly installments following the termination of his employment. In lieu of receiving interest on deferred sums, Mr. Cronin may elect to use deferred amounts to purchase shares of Common Stock which will be held in a grantor trust for the benefit of Mr. Cronin until distribution pursuant to a predetermined distribution schedule. Subject to certain limitations, during the term of the Agreement, Mr. Cronin and his dependents will receive all benefits, and may participate in other plans and programs, which executive employees of the Company are entitled to receive or in which they are entitled to participate. In addition, Mr. Cronin and his wife will be entitled to receive medical insurance benefits, and subject to certain limitations, reimbursement of all additional medical expenses they may incur during Mr. Cronin's lifetime. The Agreement also provides for Mr. Cronin to receive a monthly supplemental retirement benefit in an amount up to 50% of his average monthly compensation from the Company for the last sixty months of his full-time employment, reduced, but to not below 15% of his average monthly compensation, by the monthly amount payable under a single life annuity equal to the value of all other amounts payable under any retirement plan or program of the Company and his monthly Social Security benefits (in each case, other than amounts attributable to his contributions). Subject to certain limitations, during the term of the Agreement and for a period of two years after the later to occur of (i) the end of the term of the Agreement and (ii) the termination of Mr. Cronin's employment for any reason, Mr. Cronin has agreed not to, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected with the ownership, management, operation or control of, any entity that is directly engaged in any business or activity directly competitive with any business of the Company.

     Under the Agreement, in the event of Mr. Cronin's voluntary resignation or termination for cause, he will be entitled to receive compensation and benefits accrued to date, but shall forfeit any options or other awards not then vested. In the event of his death or disability, he will be entitled to compensation and benefits accrued to date and he will be fully vested in any options or other awards. If Mr. Cronin's employment is terminated by the Company without "cause", or if he resigns for "good reason" (as such terms are defined in the Agreement), in addition to compensation and benefits accrued to date and full vesting of any options and other awards, he will be entitled to receive a pro rata bonus for the year of termination based upon his then current target annual bonus amount, continuation for a period of two years of his then current annual base salary and target annual bonus amount (paid in substantially equal monthly installments) and of participation in Company employee benefit plans.

     The Company has entered into a change of control severance agreement with Mr. Cronin providing for the payment of compensation and benefits in the event of termination of employment following a change of control. A Change of Control is generally defined as: (i) the acquisition by a person, other than the Company, of 35% or more in voting power of the Company's securities; (ii) the election as directors representing one-half or more of the Company's Board of Directors of persons who were not nominated or recommended by the incumbent Board of Directors, (iii) a business combination resulting in the then current beneficial owners of Common Stock owning less than 65% of the outstanding shares, (iv) approval of the stockholders of the sale or other disposition of substantially all of the assets of the Company, or (v) a complete liquidation of the Company.

     The change of control agreement will remain in effect for at least three years following the date of its execution. Thereafter, the agreement will be extended annually unless the company gives proper notice of its election not to extend, but will remain in effect for three years following the Change of Control.

     In the event of a Change of Control, Mr. Cronin may elect to terminate his services if (i) the Company fails to continue to employ Mr. Cronin in the same capacity in which he was employed immediately prior to the Change of Control,
(ii) the Company impedes or otherwise fails to permit Mr. Cronin to exercise fully and properly his duties and responsibilities, (iii) the Company fails to pay Mr. Cronin's base salary or award to him an annual bonus when due, (iv) the Company requires Mr. Cronin to be based more than 50 miles from his current office, or (v) the Company otherwise fails to comply with the terms of the change of control severance agreement. Mr. Cronin may also elect to terminate his services for any reason during the 30 day period following the sixth month after a Change of Control. In the event the Company terminates Mr. Cronin's employment or Mr. Cronin elects to terminate his services in such circumstances, Mr. Cronin will be entitled to a termination payment equal to the sum of all accrued amounts including a pro rata portion of the target bonus for the then current year and a Severance Amount equal to three times Mr. Cronin's then current annual salary and the then current target annual bonus, reduced by any amounts payable under the Company's Executive Severance Pay Plan. In the event that the termination payment or any other amounts payable to Mr. Cronin or certain of his beneficiaries is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax or assessment (collectively, "excise taxes"), the Company shall pay the amount necessary to reimburse Mr. Cronin or his beneficiaries, as the case may be, for
(i) all Excise Taxes that may be imposed and (ii) any and all income, excise and other taxes that may be imposed on Mr. Cronin or his beneficiaries for the reimbursements described in clause (i) and this clause (ii).

     The Company and Mr. Duffield executed an employment agreement on September 8, 1998, which provides that Mr. Duffield will serve as the Company's President through September 8, 2000, with automatic annual extensions, which will then provide for a continuous two-year term after that date (subject to earlier termination in certain circumstances). The agreement provides for an annual base salary of at least $345,000. All other terms are substantially identical to those of Mr. Cronin's employment agreement.

     The Company has adopted an Executive Severance Pay Plan, in which Mssrs. Leatherman, Richter, and Brooker are Level II Participants and certain other executive employees are either Level I Participants or Level II Participants. The Executive Severance Pay Plan provides for each participant to receive a severance benefit of either one (in the case of Level I Participants) or two (in the case of Level II Participants) times the participant's annual compensation if the participant's employment with the Company and its subsidiaries voluntarily (subject to certain conditions) or involuntarily terminates at any time during the two-year period after the occurrence of a Material Change (as defined in the Executive Severance Pay Plan) for any reason other than Cause (as defined in the Executive Severance Pay Plan). A "Material Change" as defined in the Executive Severance Pay Plan includes the acquisition of beneficial ownership of 35% or more of the outstanding shares of Common Stock, the election as directors representing one-half or more of the Company's Board of Directors of persons who were not nominated or recommended by the incumbent Board of Directors, or the occurrence of any other event or state of facts that the Board of Directors determines to be a "Material Change" for the purposes of the Executive Severance Pay Plan. Participants in the Company's Executive Severance Pay Plan may also be entitled to receive a severance benefit under the Company's Employee Severance Pay Plan, which provides a severance benefit to non-union employees of the Company and its subsidiaries based upon length of service in the event that a participant's employment is involuntarily terminated without Cause within a period of two years after the occurrence of a Material Change (as such terms are defined in the Employee Severance Pay Plan); however, any severance benefit provided under the Company's Employee Severance Pay Plan is reduced by any severance benefit under the Executive Severance Pay Plan, and, in most cases, the severance benefit provided under the Executive Severance Pay Plan would exceed the severance benefit provided under the Company's Employee Severance Pay Plan.

     Upon any Material Change, (i) the Board of Directors of the Company may accelerate the vesting of all outstanding unvested options to purchase shares of Common Stock, (ii) earned benefits would vest early under the Company's Long-Term Performance Plan, Performance Share Plan and Annual Bonus Plan and

(iii) earnings would be preserved on benefits accrued under the Company's Deferred Compensation/Capital Accumulation Plans. The Company's Profit Sharing and Retirement Plan, which covers all full-time employees of the Company (other than employees covered by collective bargaining agreements) who have completed thirty-one days of service, has a provision that is intended to preserve and protect the plan assets for the benefit of participants in the event of a change of control or other similar material change with respect to the Company.

     In 1996, the Company established the Wallace Computer Services, Inc. Benefit Trust (the "Trust") to provide for the funding of certain plans and arrangements in the event of the occurrence of a "Material Change" (as defined in the Trust). Under the Trust, a "Material Change" includes the acquisition of beneficial ownership of 35% or more of the outstanding shares of the Common Stock, the election of directors representing one-half or more of the Company's Board of Directors of persons who were not nominated or recommended by the incumbent Board of Directors, or the occurrence of any other event or state of facts that the Board of Directors determines to constitute a "Material Change" for purposes of the Trust. The following plans and arrangements of the Company are subject to the Trust: the Deferred Compensation/Capital Accumulation Plans, the Supplemental Profit Sharing Plan, the Supplemental Retirement Plan, the Performance Share Plan, the Deferred Executive Incentive Plan, the Long-Term Performance Plan, Mr. Cronin's and Mr. Duffield's employment and change of control severance agreements, individual pension arrangements for certain executive officers and directors and benefits payable to retired directors under the Retirement Plan for Outside Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") consists of three non-employee members of the Board of Directors. The Committee is responsible for reviewing and recommending to the Board of Directors the compensation of officers and key management personnel of the Company. The Committee, in consultation with the Chief Executive Officer, defines the Company's compensation philosophy and objectives and develops compensation plans to achieve those objectives. The Company's compensation philosophy and objectives as they relate to executives are: (a) to include in the Company's incentive plans those individuals who are officers or are in other key management positions that have a direct effect on profits, (b) to adequately compensate those individuals at levels that are competitive with similar positions in other companies and (c) to provide methods of compensation that both retain executives long-term and offer incentives in a manner that enhances stockholder value.

COMPENSATION OF EXECUTIVE OFFICERS

     Compensation of executive officers for fiscal year 1999 was structured to consist of the following elements:

     BASE SALARY--Base salary is intended to provide a sufficient level of compensation to attract and retain qualified management. Base salary ranges are determined and reviewed through comparative compensation surveys supplied by professional compensation consultants. The surveys compare the evaluated position to positions of equal responsibilities at companies of similar size and complexity. Base salary increases are determined based on the incumbent's performance in the position as measured by performance objectives established at the beginning of the fiscal year. The Company's salaries generally fall at median levels of the established range. Salary increases for executive officers generally range from four to seven percent depending on the evaluation of the executive's performance and the executive's salary relative to the established salary range. The Committee believes that the Company's direct competitors for executive talent are not limited to the companies that would be included in a peer group. Thus, the survey comparison group is not the same as the peer group used in the performance graph under the heading "Performance Graph" below.

     INCENTIVE BONUSES--The Company's incentive bonus plans were developed to provide incentive compensation in a form that aligns the employee's financial reward to the financial results of the Company. The two incentive bonus plans are the Annual Bonus Plan and the Performance Share Plan.

          Annual Bonus Plan--The Annual Bonus Plan ("ABP") is a cash bonus plan pursuant to which the payout is determined based upon a matrix that measures the level of the expected financial performance and the percentage of completion an executive achieves on predefined individual performance objectives. Under the Annual Bonus Plan, executives were targeted to receive a bonus of 20% to 60% of base salary (Mr. Cronin's fiscal year 1999 target was 60%). The ABP is designed so that a payment will be made only if the expected financial performance level is reached. ABP awards will vary from zero, if minimum threshold financial goals are not met, to a maximum of 2.25 times the target award for specified above-goal performances. Target awards will range from 20% of base salary for lower level management positions to 60% of base salary for the Chief Executive Officer. ABP awards will be paid in a lump sum by October 1 of the fiscal year following the fiscal year for which performance is measured ("Performance Year"). For each Performance Year, the Committee will establish one or more individual performance goals for each participant, including the Chief Executive Officer, the relative weight to be assigned to each such goal, a specific target objective or objectives with respect to each such performance goal, and objective formulae or methods for computing the Individual Performance Multiplier for each participant on the basis of the extent to which the individual performance goals are attained. Individual performance goals will be based upon such objectively determinable business criteria as the Committee deems appropriate, which may include (but not by way of limitation) the following criteria as to the Company as a whole or the particular business unit(s) to which the participant's major responsibilities relate: (a) productivity and efficiency; (b) cost control;
     (c) cash flow; (d) sales revenue; (e) earnings from operations; (f) market share; (g) assimilation of acquired business; (h) employee development and retention; (i) quality; and (j) customer satisfaction. Once established, individual performance goals for a particular Performance Year cannot be changed.

          Performance Share Plan--At the commencement of each performance period, a target award is established for each participant. The actual number of Performance Shares to which a participant is entitled at the end of a performance period, if any, is determined based on a matrix established by the Committee based on levels of the Company's Invested Capital and Return on Capital and certain other conditions prescribed by the Performance Share Plan. Each performance period consists of three fiscal years of the Company, with a new three-year performance period beginning on the first day of each fiscal year of the Company during the term of the Performance Share Plan. For example, fiscal year 1999 was the first year of the three-year performance period consisting of fiscal years 1999, 2000 and 2001. Awards for each three-year performance period are paid no later than October 1 following the end of the third fiscal year of such performance period, unless a Participant makes an election to defer payment in accordance with the terms of the Performance Share Plan. The established objectives for Invested Capital and Return on Capital used to determine the number of Performance Shares payable to a participant under the Performance Share Plan are based on the Company's strategic plan, which is approved annually by the Board of Directors. Depending on actual results for the three fiscal years 1999, 2000 and 2001, participants could earn awards ranging from zero percent to 200% of the targeted number of Performance Shares. In no event will a participant's award for a performance period exceed 50,000 Performance Shares. Since awards are payable in shares of Common Stock, appreciation or depreciation of the market value of the Common Stock during a three-year performance period would affect the final award value. Participants will not be entitled to vote the Performance Shares until they are awarded. To the extent provided in the agreement relating to an award, a participant may receive, on a current or deferred basis, dividend equivalents and interest thereon with respect to the number of shares subject to such award. At the end of each performance period, the Performance Share Plan requires the Committee to certify that the performance targets for the performance period have been achieved and to calculate the number of Performance Shares earned by each participant for such period. Upon a change of control, all performance criteria will be deemed to have been achieved at the target level.

     DEFERRED   COMPENSATION/CAPITAL   ACCUMULATION   PLAN--The Deferred
Compensation/Capital Accumulation Plan ("CAP") is intended to motivate executive officers and employees in certain key management positions to remain in the employment of the Company, thus providing the Company with a qualified and stable executive team to achieve its long term goals. The CAP allows participants to elect to defer up to 20% of their salary and cash bonus. A CAP has been in effect for each calendar year since 1988, with the exception of 1992. The deferred amount bears interest at a rate determined by the Committee and has ranged between 12% and 16% per annum. The Committee elected 12% for the 1999 Plan. If a participant remains in the continuous employment of the Company for a period of seven years after the year of deferral, an interim distribution equal to the amount deferred will be made from the participant's deferral account. A second interim distribution equal to the first interim distribution will be made to each participant who remains in the continuous employment of the Company for a period of eight years after the year of deferral. Most participants will also receive additional distributions beginning at age 65. A participant whose employment terminates prior to retirement receives a lump sum distribution equal to the amount deferred plus interest between 6% and 8%, less the amount of any interim distributions. The Company has purchased for its account life insurance on the participants, which is expected to be sufficient to fund distributions under the Capital Accumulation Plans.

     STOCK COMPENSATION--Stock compensation is intended to provide a longer term reward to executives for sound Company performance and to align the interests of the executives more closely with those of the stockholders by increasing management stock ownership. For fiscal year 1999, the Company provided stock compensation under the 1997 Stock Incentive Plan.

          1997 Stock Incentive Plan: The Committee administers the 1997 Stock Incentive Plan pursuant to which options to purchase shares of Common Stock were granted to executive officers and other key members of management. Options under the 1997 Stock Incentive Plan generally become exercisable as to 40% of the shares one year after grant and the remaining 60% of the shares become exercisable two years after grant; however, the Committee has the authority to accelerate the exercisability of any option. Awards are based on the recommendation of the Chief Executive Officer subject to Committee approval. The award for the Chief Executive Officer, however, will be at the sole discretion of the Committee. The Committee also considers comparative information, including the number of stock option grants made by similar companies.

          Stock Option Guidelines: The Committee has adopted stock option guidelines denominated in terms of a number of shares with a range around competitive practice of plus or minus 25%. The targeted awards under this program range from 6,000 options for selected vice presidents to 45,000 options for Mr. Cronin. Mr. Cronin's award could be adjusted by the Committee within a range of 33,750 to 56,250 options. However, nothing within the plan or guidelines would require annual awards and the Committee may award no options to a plan participant should the Committee so determine. As described under "ELECTION OF DIRECTORS-Compensation of Directors," the 1997 Stock Incentive Plan also provides for directors to receive stock options annually.

          Employee Stock Purchase Plan: The Employee Stock Purchase Plan is available to all employees of the Company who have completed at least thirty-one days of service and are employees of the Company as of the commencement of an offering period. Under the Employee Stock Purchase Plan, employees electing to participate may purchase shares of Common Stock at an exercise price equal to the lower of (a) 85% of the mean market value on the first day of the offering period or (b) 85% of the mean market value on the last day of the offering period. The offering period is a six month period beginning on January 1 and July 1 of each year. Participating employees may purchase stock equal to the lesser of (a) shares having a market value of no more than 10% of the participant's compensation or (b) shares having a market value of $25,000 (market value is determined using the market price of the stock as of the first day of the offering period).

     STOCK OWNERSHIP GUIDELINES--The Committee and the Board of Directors have established stock ownership guidelines for the executives of the Company. The guidelines recommend that executive officers own a minimum of one to three times their base salary in Common Stock or stock equivalents of the Company (Mr. Cronin and Mr. Duffield are recommended to own a minimum of three times their base salary). The guidelines suggest that ownership levels in Common Stock or stock equivalents should be achieved by August 1, 2001.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Cronin's compensation is governed by the terms described below and as set forth in his employment agreement with the Company (which is described above under the heading "Employment Contracts and Termination, Severance and Change of Control Arrangements").

     In addition to the benefits provided under the Agreement, Mr. Cronin is eligible for Incentive Bonuses, the Deferred Compensation/Capital Accumulation Plan, Stock Compensation and the Executive Compensation Plan, each discussed above in "Compensation of Executive Officers."

     The fiscal year 1999 compensation for Mr. Cronin, the Chief Executive Officer, was established following the same philosophy and objectives as discussed in this report. As reported in the Summary Compensation Table, total fiscal year 1999 annual cash compensation of Mr. Cronin was $825,417, consisting of base salary and a cash bonus. In addition, Mr. Cronin was awarded 12,795 Shares of Common Stock under the Performance Share Plan that is deferred, and payable during October, 2001. Pursuant to the terms of the Performance Share Plan, such award can be doubled or decreased to zero based on predetermined Company performance criteria. Mr. Cronin also was granted 45,000 stock options under the 1997 Stock Incentive Plan. Mr. Cronin's base salary as of July 31, 1999, of $575,000 was determined based upon the Company's established salary range for the Chief Executive Officer. Mr. Cronin's fiscal 1999 annual bonus was $258,750. The annual bonus award was determined by the Company's actual ROC as compared to targeted ROC and his level of achievement against his individual performance objectives established at the beginning of the year. The Company's actual ROC was 97% of its targeted ROC. The Committee believes Mr. Cronin's incentive bonuses are reasonable as compared to the Company's performance. Effective October 1, 1999, Mr. Cronin's base salary will be increased to $600,000, consistent with the Committee's decision to target salaries at approximately the 50th percentile of comparable CEO positions. The Committee believes Mr. Cronin's incentive bonuses are reasonable as compared to the Company's performance. In summary, the Committee views Mr. Cronin's total fiscal year 1999 compensation as an appropriate amount, given the Company's financial performance in fiscal year 1999, his individual achievements and the competitive standards for Chief Executive Officer talent.

     Submitted by the Compensation Committee of the Board of Directors of the Company.

William N. Lane III, Chairman
Andrew J. McKenna, Jr.
John C. Pope

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on the Company's Common Stock for the five year period from July 31, 1994 to July 31, 1999, with the cumulative total return for the same period of the Standard & Poor's ("S&P") 500 index, the S&P MIDCAP 400 index and a stock index composed of a group of eight publicly traded companies, consisting of The Moore Corporation, The Standard Register Company, The Reynolds & Reynolds Company, Banta, Mail-Well, Quebecor, Big Flower Holdings and World Color Press (the "Peer Group Index"). Comparisons are based on the assumption that the value of an investment on July 31, 1994, in the Company's Common Stock, the S&P 500 stock index, the S&P MIDCAP 400 index and the Peer Group Index was $100 and that all dividends were reinvested.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
          AMONG WALLACE COMPUTER SERVICES, INC., THE S & P 500 INDEX,
                  THE S & P MIDCAP 400 INDEX AND A PEER GROUP

                              [PERFORMANCE GRAPH]

* $100 invested on 7/13/94 in stock or index--including reinvestment of dividends. Fiscal Year ending July 31.

INDEMNIFICATION ARRANGEMENTS AND LIMITATION ON LIABILITY

     Pursuant to the provisions of the Company's Restated Certificate of Incorporation, as amended, and the provisions of indemnification agreements between the Company and each of its directors and officers, the Company is obligated (subject to certain conditions) to hold harmless and indemnify its directors and officers, to the fullest extent permitted from time to time by applicable law, from and against expenses (including attorney's fees), judgments, fines, amounts paid in settlement, and other liabilities and claims that its directors and officers may incur or become subject to as a result of or in connection with serving or having served at any time as a director or officer of the Company (including liabilities relating to service as a trustee or otherwise in connection with employee benefit plans) and, in the case of officers, as an employee or agent of the Company or as a director, officer, employee or agent or in any other capacity at the request of the Company with any subsidiary or other entity. The Company's indemnification obligations under its Restated Certificate of Incorporation and under indemnification agreements with its directors and officers do not extend to liabilities or claims based upon or attributable to any breach of duty of loyalty to the Company or its stockholders, any acts or omissions that are not in good faith or that involve intentional misconduct or deliberate dishonesty, any improper personal profit or benefit, or any income taxes in respect of compensation. Directors and officers also have indemnification rights against the Company under Section 145 of the Delaware General Corporation Law, and the Company maintains director and officer liability insurance coverage for its directors and officers.

     Pursuant to the above indemnification agreements, subject to certain limitations, the Company must advance any and all defense costs (including attorney's fees) of investigating, defending or otherwise contesting any claim made against the director with respect to any alleged act or omission by him as a director of the Company, provided that the director gives the Company a written undertaking to repay all such advances if and to the extent it is ultimately determined that the director is not entitled to indemnification with respect to such claim.

     Under the provisions of the Company's Restated Certificate of Incorporation, no director of the Company shall have any personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that, unless and except to the extent otherwise permitted from time to time by applicable law, the liability of a director for monetary damages is not eliminated or limited for any breach of duty of loyalty to the Company or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct, deliberate dishonesty, or a knowing violation of law, for any dividends or redemption's or repurchases of stock that are unlawful under the Delaware General Corporation Law, or for any act or omission that occurred prior to November 12, 1986.

                               VOTING SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of September 20, 1999, the only person known to the Board of Directors (based on a review of public filings) to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company's Common Stock is the following:

                  NAME AND ADDRESS                      SHARES BENEFICIALLY    PERCENT OF
                OF BENEFICIAL OWNER                            OWNED             CLASS
                -------------------                     -------------------    ----------
David L. Babson & Co.                                       2,877,789(1)         6.9%
  One Memorial Drive
  Cambridge, MA 02142

------------------------------
(1) Holdings as of February 10, 1999, as reported to the Securities and Exchange Commission pursuant to Rule 13(f).

SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND OFFICERS

     The following table lists the beneficial ownership of shares of the Company's Common Stock as well as all other Company stock-based holdings as of September 27, 1999 by each director, the Board's nominees, the executive officers listed in the Summary Compensation Table, and all directors, director nominees and executive officers as a group.

                  NAME OF OWNER                      BENEFICIALLY OWNED(1)    TOTAL(2)
                  -------------                      ---------------------    ---------
Robert J. Cronin                                            268,497             430,287
Richard F. Doyle                                             13,600              13,920
William N. Lane III                                         190,730(3)          192,127
Andrew J. McKenna, Jr.                                        2,500               2,820
Bettye Martin Musham                                          7,050               7,850
John C. Pope                                                 10,000              13,114
Neele E. Stearns, Jr.                                        12,000              12,320
Michael T. Riordan                                                0                   0
Michael O. Duffield                                         127,197             255,444
Michael T. Leatherman                                        89,701             197,524
Wayne E. Richter                                             46,257              90,873
Thomas G. Brooker                                            34,696              67,092
All Directors, Director Nominees and Executive
  Officers as a group (17 persons)                          878,877           1,445,832
                                                            -------           ---------
Percent of the Outstanding Shares of Company
  Stock                                                        2.07%               3.41%
                                                            -------           ---------

------------------------------
(1) No individual Director, Director Nominee or Executive Officer beneficially owns more than 1% of the outstanding shares of Common Stock.

(2) The amounts shown include the shares of the Company's Common Stock beneficially owned combined with other stock-based holdings including stock appreciation rights, share units held in deferred compensation accounts and the Company's Profit Sharing Plan and options that will not become exercisable within a period of 60 days. As such, the amounts shown reflect the economic stake which each of the named individuals and the Directors, Director Nominees and Officers as a group have in the performance of the Company's Common Stock. With the exception of the stock options, the officers and directors have the right to either vote or direct the voting of the underlying shares.

(3) Includes 90,574 shares held in trusts for which Mr. Lane acts as a co-trustee. Mr. Lane has shared powers to vote and dispose of the shares held by such trusts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and executive officers are required to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Whenever a director or executive officer files a Form 3, 4 or 5, a copy of the Form is required to be furnished to the Company.

     Based solely upon a review of the Form 3, 4 and 5 filings received by the Company since the beginning of fiscal year 1999, the Company has not identified any failure on the part of any of its directors and executive officers to file on a timely basis any Form 3, 4 or 5 during fiscal year 1999.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Stockholder proposals intended for inclusion in the proxy statement for the 2000 Annual Meeting must be received at the Company's corporate headquarters, 2275 Cabot Drive, Lisle, Illinois 60532, not later than July 7, 2000. Stockholder proposals should be addressed to the attention of the Company's Secretary.

     In addition, the Company's By-laws require that there be furnished to the Secretary of the Company written notice with respect to the nomination of a person for election as a director (other than nominations submitted at the direction of the Board) at an annual meeting of stockholders. In order for any such nomination to be proper, the notice must contain certain information concerning the nomination or proposing stockholder and the nominee, and must be furnished to the Company not later than 90 days before the annual meeting. Copies of the applicable By-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

                                          By Order of the Board of Directors

                                          /S/ BOB CRONIN
                                          BOB CRONIN
                                          Chairman of the Board of Directors

Lisle, Illinois
October 8, 1999

                                   IMPORTANT

     If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares. Accordingly, please contact the person responsible for your account and instruct that person to execute the Company's proxy card as soon as possible.

     If you have any questions or require any additional information or assistance, please contact our proxy solicitor:

                               MORROW & CO., INC.
                         CALL TOLL FREE: (800) 662-5200

[LOGO]

                                      PROXY

                         WALLACE COMPUTER SERVICES, INC.


  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 3, 1999.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints R. J. Cronin and W. N. Lane III, and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of WALLACE COMPUTER SERVICES, INC. (the "Company") to be held on November 3, 1999, and at any and all adjournments and postponements thereof, on all matters before such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE; "FOR" THE APPROVAL OF AN AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 2,000,000 SHARES; AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR ITS FISCAL YEAR ENDING JULY 31, 2000; ALL OF WHICH MATTERS ARE MORE FULLY DESCRIBED IN THE ANNUAL MEETING PROXY STATEMENT OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT.

THIS PROXY GRANTS DISCRETIONARY AUTHORITY (1) TO VOTE FOR A SUBSTITUTE NOMINEE OF THE BOARD OF DIRECTORS IF ANY NOMINEE FOR DIRECTOR LISTED ON THE REVERSE SIDE IS UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE AS A DIRECTOR (UNLESS AUTHORITY TO VOTE FOR ALL NOMINEES OR FOR THE PARTICULAR NOMINEE WHO HAS CEASED TO BE A CANDIDATE IS WITHHELD), AND (2) TO VOTE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF WALLACE COMPUTER SERVICES, INC.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 and 3.


1. Election of Directors
Robert J. Cronin, Neele E. Stearns, Jr., and
Michael T. Riordan

          FOR        WITHHELD
          / /           / /


/ / ---------------------------------------
     For All nominees except as noted above

                                                  FOR      AGAINST     ABSTAIN
2. Approval of an amendment to the 1997 Stock     / /        / /         / /
Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder.


                                                 FOR      AGAINST      ABSTAIN
3. Ratification of Appointment of Arthur         / /       / /          / /
Andersen LLP as Independent Public
Accountants.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    / /


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority should sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.


Signature ___________________________ Date______________

Signature ___________________________ Date______________